Exhibit (a)(1)(F)
FORMS OF CONFIRMATION E-MAILS
Confirmation E-mail to Eligible Participants who Submit Election Forms
     Lamar Advertising Company has received your Election Form dated [                    ], 2009, by which you have elected to exchange some or all of your eligible options for new options to be issued under Lamar’s 1996 Equity Incentive Plan, subject to the terms and conditions of the offer.
     If you change your mind, you may withdraw your election as to some or all of your eligible options by delivering a properly completed Withdrawal Form to Lamar before 5:00 p.m., Central Time, on July 1, 2009 (unless the offer is extended) by completing a Withdrawal Form and delivering it to us via:
•	E-mail to dwatson@lamar.com (attaching a PDF or similar imaged document file of your Withdrawal Form);
•	Fax to Debra Watson at (225) 926-1192; or
•	Hand-delivery to Debra Watson at Lamar.
     Please note that our receipt of your Election Form is not by itself an acceptance of your options for exchange. If all eligibility requirements are met and we complete the offer, we expect to accept your eligible options elected for exchange, subject to the terms and conditions of the offer, on the first business day following the expiration of the offer. The offer will expire at 5:00 p.m., Central Time, on July 1, 2009, unless it is extended by us.
     Only those Election Forms and Withdrawal Forms that are properly completed and received by us prior to the deadline will be accepted.
     This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Kevin P. Reilly, Jr. dated June 3, 2009; (3) the Election Form; and (4) the Withdrawal Form. If you cannot locate any of these documents, or have any questions about the offer, please contact Debra Watson, by e-mail at dwatson@lamar.com or telephone at (800) 235-2627 (ext. 339), or Tammy Duncan, by e-mail at tduncan@lamar.com or telephone at (800) 235-2627 (ext. 254).

Confirmation E-mail to Eligible Participants who Submit Withdrawal Forms
     Lamar Advertising Company has received your Withdrawal Form dated [                    ], 2009, by which you have elected to withdraw some or all of your eligible options from the option exchange. Please note that any eligible options that you elected to exchange on a properly submitted Election Form that you did not withdraw from exchange on your Withdrawal Form will be exchanged in accordance with the Election Form.
     If you change your mind and decide that you would like to exchange some or all of your eligible options, you must deliver a properly completed Election Form to Lamar before 5:00 p.m., Central Time, on July 1, 2009 (unless the offer is extended) by completing an Election Form and delivering it to us via:
•	E-mail to dwatson@lamar.com (attaching a PDF or similar imaged document file of your Election Form);
•	Fax to Debra Watson at (225) 926-1192; or
•	Hand-delivery to Debra Watson at Lamar.
     Only those Election Forms and Withdrawal Forms that are properly completed and received by us prior to the deadline will be accepted.
     This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Kevin P. Reilly, Jr. dated June 3, 2009; (3) the Election Form; and (4) the Withdrawal Form. If you cannot locate any of these documents, or have any questions about the offer, please contact Debra Watson, by e-mail at dwatson@lamar.com or telephone at (800) 235-2627 (ext. 339), or Tammy Duncan, by e-mail at tduncan@lamar.com or telephone at (800) 235-2627 (ext. 254).